EXHIBIT 1.3


                             ARTICLES OF AMENDMENT
                                      TO
                           ARTICLES OF INCORPORATION
                                      OF
                               MARWICH II, LTD.

     Pursuant to the provisions of the Colorado Corporation Code, Marwich II, Ltd. adopts the following Articles of Amendment to its Articles of
Incorporation:

                                      I.

     The name of the Corporation is:  Marwich II, Ltd.

                                      II.

     The following amendments to the Articles of Incorporation of the Corporation were adopted by the shareholders of the Corporation effective March 15, 1984:

     Article 5 is amended to read as follows:

                                    Shares

     A. Authorized Common Shares. The aggregate number of shares of common stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares which shall have no par value.

     B. Authorized Preferred Shares. The aggregate number of shares of preferred stock which the Corporation shall have authority to issue is One Million (1,000,000) shares which shall have $.01 par value, and the rights and preferences of such shares shall be fixed and determined by resolution of the Board of Directors.

     C. Transfer Restrictions. The Corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized on behalf of the Corporation to exercise the Corporation's right so to impose such restrictions, whether by provision in the By-Laws or otherwise.

     D. Cumulative Voting. Cumulative voting of shares shall not be allowed in the election of directors.

     E. Denial of Pre-emptive Rights. No shareholder of the Corporation shall be entitled as of right to acquire additional unissued or treasury shares of the Corporation or securities convertible into shares or carrying stock purchase warrants or privileges.

Article 7 is amended to read as follows:

                            Conflicts of Interest

No contract or other transaction between the Corporation and one or more of its directors or officers, or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction or solely because their votes are counted for such purpose. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

Article 8 is amended to read as follows:

                               Indemnification

Each director and each officer of the corporation shall be indemnified by the Corporation as follows:

     (a) The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he is reasonable believed to be in the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) The Corporaiton shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation, to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     (c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under Sections (a) or (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the officer and director is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections (a) or (b) of this Article. Such determination shall be made:

          (i) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding: or

          (ii) If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs by independent legal counsel in a written opinion: or

          (iii) By the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for such purpose.

     (e) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in Section (d) of this Article, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

     (f) The Board of Directors may exercise the Corporation's power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, joint venture, trust or other enterprise, against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Article.

The indemnification provided by this Article shall not be deemed exclusive, and indemnification may be provided to any director, officer, employee or agent seeking and entitle to indemnification under these Articles of Incorporation, the By-Laws, agreements, vote of the shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in the person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

An Article 11 is added as follows:

          Distributions in Partial Liquidation Out of Stated Capital

In addition to the other powers now or hereafter conferred upon the Board of Directors by Restate Articles of Incorporation, the Colorado Corporation Code or otherwise, and subject to the limitations contained in the Colorado Corporation Code, the Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital, a portion of the Corporation's assets in cash or property.

An Article 12 is added as follows:

                          Required Shareholders' Vote

Meetings of shareholders may be held at such time and place as the By-Laws shall provide. One-third of the shares entitled to vote represented in person or by proxy shall constitute a quorum at any meeting of the shareholders.

When, with respect to any action to be taken by shareholders of the Corporation in which the Colorado Corporation Code requires the vote or concurrence of the holders of two-thirds of the outstanding shared of the shares entitled to vote thereon, such action may be taken by the vote or concurrence of the holders of a majority of the shares entitled to vote thereon.

                                    III.

     The Corporation has one class of shares, and the number of shares of the Corporation outstanding and entitled to vote at the time of the adoption of these Articles of Amendment was 212,007. The number of shares voting in favor of the adoption of the Articles of Amendment was 212,007 and the number of shares voting against such adoption was none.

                                     IV.

     The adoption of Articles of Amendment does not effect a change in the amount of the present stated capital of the Corporation.

     IN WITNESS WHEREOF, Marwich II, Ltd. hereby executes these Articles of Amendment to its Articles of Incorporation on March 15th, 1984.

                                    MARWICH II, LTD.



                                    By: /s/ Michael R. Deans
                                        Michael R. Deans, President

                          Verified By: /s/ Marq J. Warner
                                       Marq J. Warner, Secretary

STATE OF COLORADO   )
                    ) ss.
COUNTY OF AURORA    )

     I, Leigh K. McDonnell, a Notary Public, hereby certify that Michael R. Deans and Marq J. Warner personally appeared before me, who being first duly sworn, declared that they are the persons who signed the foregoing Articles of Amendment to Articles of Incorporation and that the statements therein contained are true.

     In witness whereof, I have hereunto set my hand and seal this 15th day of March, 1984. My commission expires August 8, 1987.



                                    /s/ Leigh K. McDonnell
                                    Notary Public
                                    5755 S. Willow Way
                                    Englewood, Colorado